Exhibit 23.01

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-39613) pertaining to the 1995 Equity Incentive Plan and to the Registration Statement (Form S-8 No. 33-98880) pertaining to the 1995 Employee Stock Purchase Plan, the 1995 Directors Stock Option Plan, the 1995 Equity Incentive Plan, the 1994 Equity Incentive Plan and the 1983 Stock Option Plan of Elantec Semiconductor, Inc., of our report dated October 22, 1997, with respect to the consolidated financial statements and schedule of Elantec Semiconductor, Inc. included in the Annual Report (Form 10-K) for the year ended September 30, 1997.


                                                        ERNST & YOUNG LLP


San Jose, California
December 26 , 1997

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